Exhibit 10.1

Presbia Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of January 15, 2018, by and between PRESBIBIO, LLC hereafter referred to as “Presbia”, a California Limited Liability Company with a principal place of business at 8845 Irvine Center Drive, Suite 100, Irvine, CA 92618 USA, and Vladimir Feingold, hereafter referred to as “Consultant”, an individual having an address at Riedgutschstrasse 23, Wollerau, 8832, Switzerland.

1.Consultancy. Presbia hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for three months thereafter, unless earlier terminated in accordance with Sections 6 or 11 herein (the “Term”).

2.Services. Consultant shall serve as a consultant to Presbia and affiliates and perform the Services set forth in Exhibit A attached hereto or as otherwise reasonably requested by Presbia and agreed by Consultant (the “Consulting Services”). Consultant shall be available to perform the Consulting Services at all reasonable times during the Term as may be requested by Presbia.

3.Compensation. During the Term, Presbia shall compensation Consultant for the Consulting Services in accordance with the terms set forth in Exhibit A, attached hereto for services that are requested by Presbia in writing (email acceptable) and agreed to by Consultant (email acceptable).

4.Expenses. Presbia will reimburse Consultant for any and all reasonable expenses approved in advance by Presbia management (specifically Mark Yung) and in accordance with Presbia’s travel and expense reimbursement policies. Such expenses shall be reimbursed upon receipt of satisfactory written proof of such expenditures.

It is Presbia policy that all travel expenses must be approved in advance for Consultant travel and that reasonable expenses be reimbursed for travel, lodging and meals only when Presbia requests that Consultant attend a meeting on behalf of Presbia that Consultant would not normally attend on his own. Presbia will not pay travel costs for any guests under any circumstances.

5.Invoices. Consultant shall submit invoices to Presbia by the last business day of each month during the Term setting forth, in reasonable detail, the Consulting Services performed by Consultant during the month and all expenses for which Consultant is seeking reimbursement, together with support for such expenses as required herein. Such invoices shall be in the form annexed hereto as Exhibit C.

6.Other Engagements. During the Term, Consultant may be engaged by one or more third parties to perform other services. Consultant must disclose to Presbia the name of such third party and the nature of services to be performed for such third party under any agreements that exist as of the date of this Agreement and shall promptly (no more than five business days after signing) notify Presbia of any future signed agreements and their terms. Consultant represents and warrants to Presbia that Consultant is not currently and shall not during the Term become a party to any agreement which could reasonably be considered to conflict with Consultant’s duties hereunder. Consultant shall use his best efforts to segregate work done under this Agreement from work performed for any third party or done with government funding, so as to minimize any questions of disclosure or ownership of rights concerning any Work Product or Confidential Information. Presbia may terminate this Agreement immediately if, in its sole opinion, Consultant’s performance of such work or engagement by a third party may conflict with Presbia’s interests. Consultant shall not disclose to Presbia any inventions, trade secrets or other information of third parties that Consultant does not have the unrestricted right to disclose and that Presbia is not free to use and disclose without liability.

7.Inventions, Patents and Technology. Consultant shall promptly and fully disclose to Presbia any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets or other intellectual property conceived, developed or reduced to practice by Consultant in connection with, or as a result of, the Consulting Services (the “Confidential Information”) and shall treat all such Information as the proprietary property of Presbia. Consultant agrees to assign, and does hereby assign, to Presbia and its successors and assigns, without further consideration, Consultant’s entire right, title and interest in and to the Information whether or not patentable or copyrightable. Consultant further agrees to execute all applications for patents, and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Confidential Information. The parties acknowledge that all original works of authorship which are made by Consultant within the scope of his Consulting Services and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17USC Section 101).

8.Confidentiality. Consultant agrees that he shall not use (except for Presbia’s benefit) or divulge to any third party, during the Term or thereafter, any of Presbia’s trade secrets or other proprietary data or Confidential Information of any kind whatsoever, which are acquired by Consultant while operating under this Agreement. This obligation of confidentiality shall not apply to information:

a.Described, in its totality, in a patent or other printed publication at the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

b.In Consultant’s possession, in its totality, free of any obligation of confidence at the time it was communicated to Consultant.

c.Became known to the public, in its totality, to Consultant by a third party free of any obligation of confidence subsequent to the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

d.Lawfully communicated, in its totality, to Consultant by a third party free of any obligation of confidence subsequent to the time it was communicated by Presbia to Consultant or by Consultant to Presbia, whichever is the case.

Consultant further agrees that upon completion or termination of this Agreement, he/she will turn over to Presbia any notebook, data, information or other material acquired or prepared by Consultant in carrying out the terms of this Agreement. However, Consultant may keep one copy of such material for archival purposes.

9.Warranties and Covenants. Consultant represents and warrants to Presbia that he has full power and authority to enter into and perform this Agreement without conflict with any other Agreements to which Consultant is a party, and covenants that he shall not enter into any agreement, or engage in any conduct, which conflicts with, or prevents the performance of, Consultant’s duties and obligations hereunder. Consultant further represents and warrants that Exhibit B contains a full and accurate description of all agreements, to which Consultant is a party, requiring Consultant to perform consulting or other services similar to those to be performed by Consultant under this Agreement. Consultant further covenants that at all times during the Term he shall perform the Consulting Services strictly in compliance with all applicable federal, state and local laws and regulations.

10.Notice. Any notice to Presbia hereunder shall be made in writing at the address set forth below:

Presbia

8845 Irvine Center Drive

Suite 100

Irvine, CA 92618

FAX +1.323.832.8447

Any notice to Consultant hereunder shall be made in writing at the address set forth above. Notices hereunder shall be mailed, postage and fees prepaid, registered or certified mail with a return receipt requested; delivered to a nationally recognized carrier for next business day delivery; or sent by telex facsimile transmission with receipt showing successful transmission; and in each case shall be deemed effective upon delivery.

11.Termination. Either party may terminate this Agreement within its sole discretion by sending written notice of termination at least fifteen (15) days prior to the intended termination to the other party. Such termination shall be effective in the manner and upon the date specified in the notice and without prejudice to any claims which one party may have against the other. In the event of such termination, Presbia shall be obligated to reimburse Consultant for Consulting Services actually performed by Consultant up to the effective date of termination. Termination shall not relieve Consultant of his continuing obligations under this Agreement, particularly the requirements of paragraphs 7 and 8 listed above and which shall survive termination of this Agreement.

12.Miscellaneous.

12.1Not an Employee. Consultant is an independent contractor and is not an employee or agent of Presbia. Consultant shall be entitled to no benefits or compensation from Presbia except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Presbia. Consultant shall be solely responsible for any taxes or other similar charges relating to any compensation paid to Consultant under this Agreement.

12.2Non-Assignable. This Agreement shall be non-assignable by Consultant unless prior written consent of Presbia is received. If this Agreement is assigned or otherwise transferred, it shall be binding on all successors and assigns.

12.3Severability. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

12.4Breach. Each party hereto acknowledges, understands and agrees that a breach of this Agreement will cause irreparable injury to the other, and that no adequate or complete remedy at law is available to either party hereto for such breach. Accordingly, each party hereto agrees that the other shall be entitled to enforcement of this Agreement by injunction, and hereby irrevocably waives any defense based on the adequacy of the remedy at law which might be asserted as a bar to said injunctive relief.

12.5Entire Agreement. This Agreement constitutes the entire agreement between the parties. This Agreement sets forth all of the covenants, promises, agreements, conditions and understandings between the parties and there are no covenants, promises, agreements or conditions, either oral or written, between them other than herein set forth. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon either party unless reduced in writing and signed by them.

12.6Applicable Law. This Agreement is entered into and executed in the State of California and shall be governed by the laws of such State without regard to conflict of laws rules. Both parties submit to personal jurisdiction in California and further agree that any cause of action relating to this agreement shall be brought exclusively in a court in Orange County, California.

12.7Further Assurances. Each of the parties shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

12.8Press Releases. Presbia shall have the right to prepare and distribute press releases or other communications announcing the existence of this Agreement and the subject matter hereof and other relevant information concerning Consultant, provided that Consultant shall have a prior opportunity to review and comment on such press releases or other communications.

12.9Prior Agreements. This Agreement replaces and supersedes in its entirety the Agreement of the Independent Contractor Services Agreement dated as of January 2017, which was terminated by the Company effective December 31, 2017.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PRESBIBIO, LLC	CONSULTANT

/s/ Mark Yung	/s/ Vladimir Feingold
Signature	Signature

Mark Yung	Vladimir Feingold
Printed Name	Printed Name

CEO	Taxpayer ID: 611012103
Title

Presbia Exhibit A

Duties, Responsibilities, Honorarium Schedule

Activities:	Honorarium:	Period of Engagement:
Consulting Services (detailed below)

$15,000 p. month paid as defined below plus $10,000 p. month in
RSUs
(conversion price set at the end of the Term and RSUs to be delivered within a reasonable period of time following the termination of the Agreement.)

January 15, 2018 to April 15, 2018 (3 months)

Consulting Services shall be delivered from remote location (i.e. it is not necessary to be physically present in Irvine)

Clinical Support

Important and time sensitive tasks:

1.	iTrace section of clinical study report (CSR) with analyses and conclusions. Deliverable by Jan. 28, 2018.
2.	Rationale to be put into the executive summary supporting a submission with month 24 data and phase 1 month 36 data, not full cohort at month 36. Deliverable by Jan. 28, 2018.

Additional activities:

1.	Review CSR draft and labeling/ provide feedback
2.	Telephone attendance during teleconference meetings as needed with PMA team
3.	Attendance during FDA meetings as needed
4.	Strategy and execution of FDA responses if needed

Manufacturing Support

•	PMA Module 3 (Manufacturing) deficiencies support if necessary
o	Conference call with FDA
•	FDA QSIT Audit deficiencies support if necessary
•	Manufacturing process support if necessary
•	Optical Measurement system optimization or implementation of new system (Required only if there is a production volume need)

Regulatory Support

•	Advice, as needed

Honorarium Cash Payments

Presbia will pay within 3 days of the execution of Agreement $15,000 related to the first period of the Term of the Agreement, or 1/15/18 to 2/15/18. The second $15,000 payment related to the Term of the Agreement will be paid on 2/15/18 for the period of 2/15/18 to 3/15/18. The third payment of $15,000 related to the Term of the Agreement will be paid on 3/15/18 for the period 3/15/18 to 4/15/18.

Presbia Exhibit B

Third Party Agreements

Parties	Date of Agreement	Type of Agreement

Capvis Equity Partners AG	26 June 2017	Consulting

LacriScience LLC	30 Oct 2017	Letter of Understanding